February 21, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Commissioners:

I refer to the Form 24f-2 dated February 20, 1997 with respect to the Registration Statement on Form N-1A relating to Transamerica Variable Insurance Fund, Inc. (the "Registrant"), File Nos. 811- 9010 and 33-98984. The initial Registration Statement registered an indefinite number of securities of the Account pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. The Form 24f-2 makes definite the amount of securities of the Fund which were so registered under the Registration Statements. Pursuant to an SEC letter to the ACLI (published on June 20, 1995) and an SEC November 3, 1995 comment letter, the Registrant may calculate and pay 1933 Act registration fees, pursuant to Rule 24f-2, based on sales and redemptions of fund's previous fiscal year, exclusive of those sold to insurance company separate accounts that issued securities on which registration fees were paid to the Commission.

I have examined and relied upon copies of the Registration Statement and all amendments thereto, as well as the Form 24f-2, and I have examined and relied upon originals, or copies certified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

Based on the foregoing, I am of the opinion that the shares of the Registrant are duly authorized and legally issued, and are fully-paid and nonassessable.

I hereby consent to the use of this opinion in connection with the filing of the attached Form 24f-2.

Very truly yours,



Regina M. Fink
Secretary and Counsel

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